EXHIBIT 10.15(b)

RESOLUTION OF THE

HUMAN RESOURCES COMMITTEE

DECEMBER 10, 2003

Amendment of Executive Bonus Performance Award Program

RESOLVED, pursuant to section 8 of the Company's Executive Bonus Performance Award Program, as amended (the "Turbo Program"), that section 2 of the Turbo Program is hereby amended to add the following sentence at the end of such section 2:

"Notwithstanding the foregoing, there shall be no Participants in the Program with respect to fiscal year 2004."

it being the intent of this Committee that no Performance Award (as such term is defined in the Company's Incentive Plan 2000) shall be made under the Turbo Program to any person with respect to fiscal year 2004.